Exhibit 99.1

Statement from Asia Global Crossing

Hamilton, Bermuda — December 20, 2001— Asia Global Crossing Ltd. (NYSE:AX) announced today that it had made a request for funding under the $400 million subordinated line of credit from Global Crossing Ltd. The requested funding was not provided within the time set forth in the line of credit agreement. Discussions are expected to continue between Asia Global Crossing and Global Crossing with respect to the $400 million line of credit.

In making the request for funding, and in all other matters pertaining to the $400 million subordinated line of credit, the Asia Global Crossing board of directors has acted in accordance with recommendations of a special committee of its independent directors, established November 16, 2001.

Asia Global Crossing stated that, in view of the important commercial relationships between itself and Global Crossing, managements of the two companies expect to work together to achieve a resolution of the current business and financial challenges that is in the mutual best interests of both companies and their stakeholders.

About Asia Global Crossing

Asia Global Crossing (NYSE: AX), a public company whose largest shareholders include Global Crossing (NYSE: GX), Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which, in combination with the worldwide Global Crossing Network, will provide the Asia Pacific region with seamless access to major business centers worldwide. As part of its strategy to provide city-to-city connectivity, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.

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Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
ASIA GLOBAL CROSSING

Investor Contact: Asia Global Crossing Investor Relations Los Angeles, CA +1 310 385 5283 Sui Ling Cheah Hong Kong +852 2121 2809 sui.ling.cheah@asiaglobalcrossing.com	Press Contact: Madelyn Smith Los Angeles, CA +1 310 385 3816 madelyn.smith@asiaglobalcrossing.com Selene Lo Hong Kong +852 2121 2936 selene.lo@asiaglobalcrossing.com

General information:
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